EXHIBIT 99.1

Deloitte

Deloitte & Touche LLP
111 S. Wacker Drive, Chicago, IL
60606-4301 USA

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Vectren Fuels, Inc. and Subsidiaries
Evansville, Indiana

We have audited the accompanying consolidated financial statements of Vectren Fuels, Inc. and Subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2012 and 2013, and the related consolidated statements of income and retained earnings, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vectren Fuels, Inc. and Subsidiaries as of December 31, 2012 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/Deloitte & Touche LLP

February 20, 2014

Member of
Deloitte Touche Tohmatsu United

VECTREN FUELS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,	December 31,	June 30,
	2012	2013	2014
			(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$2,442	$308	$853
Accounts receivable	6,012	11,359	13,112
Accounts receivable from affiliate	8,109	7,848	6,475
Notes receivable from affiliate	14,092	69,569	64,511
Advance royalties	195	909	312
Materials and supplies inventory	12,391	13,300	13,228
Coal inventory	25,400	26,172	40,395
Prepaid expenses and other current assets	2,354	437	1,522
Income tax receivable	1,362	1,944
Current deferred tax asset	347	309
Total current assets	72,704	132,155	140,408
ADVANCE ROYALTIES	3,854	1,852	2,007
PROPERTY AND EQUIPMENT -- Net	303,753	299,299	277,733
TOTAL ASSETS	$380,311	$433,306	$420,148

LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABIILITIES:
Accounts Payable	$7,588	$13,521	$10,932
Notes payable to affiliate	56,634	68,675	92,210
Payable to affiliate	902	952	1,180
Accrued expenses	9,010	7,256	20,308
Accrued taxes	1,436	1,244	10,429
Current maturities of long term debt		12,000
Total current liabilities	75,570	103,648	135,059
LONG-TERM NOTES PAYABLE TO AFFILIATE	197,000	233,000	220,000
ASSET RETIREMENT OBLIGATION	10,017	11,826	12,145
DEFERRED TAX LIABILITY	40,768	41,890	19,260
Total liabilities	323,355	390,364	386,464
COMMITMENTS AND CONTINGENCIES (Note 5, 6, and 11)
SHAREHOLDER'S EQUITY
Common stock, no par value
1,000 shares authorized; 100 shares issued and outstanding	1	1	1
Additional paid-in-capital	14,977	14,997	24,499
Retained earnings	40,969	27,199	9,184
	55,947	42,197	33,684
NONCONTROLLING INTEREST	1,009	745
Total equity	56,956	42,942	33,684
TOTAL LIABILITIES AND SHAREHOLDER EQUITY	$380,311	$433,306	$420,148

See notes to consolidated financial statements.

VECTREN FUELS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

	For the year ended December 31,		For the six months ended June 30,
	2012	2013	2013	2014
			(Unaudited)
REVENUES	$235,816	$292,956	$135,242	$167,081

COST OF REVENUES	231,444	306,854	146,098	160,635

GROSS PROFIT	4,372	(13,898)	(10,856)	6,446

OPERATING EXPENSES	4,163	4,078	1,259	33,847

OPERTATING INCOME (LOSS)	209	(17,976)	(12,115)	(27,401)

OTHER INCOME (EXPENSES):
Interest expense	(10,123)	(10,289)	(5,002)	(6,034)
Interest income	179	472	125	393
Other	(65)	(62)	38	324
Other expense --- net	(10,009)	(9,879)	(4,839)	(5,317)

LOSS BEFORE INCOME TAX	(9,800)	(27,855)	(16,954)	(32,718)

INCOME TAX BENEFIT	(7,617)	(14,187)	(8,624)	(14,716)

NET LOSS	(2,183)	(13,668)	(8,330)	(18,002)

LESS NET (LOSS) INCOME ATTRIBUTABLE TO THE
NONCONTROLLING INTEREST	(83)	(264)	(163)	13

NET LOSS ATTRIBUTABLE TO VECTREN FUELS, INC.
AND SUBSIDIARIES	(2,100)	(13,404)	(8,167)	(18,015)

RETAINED EARNINGS - Beginning of year	62,319	40,969	40,969	27,199
DISTRIBIUTIONS TO PARENT	(19,250)	(366)
RETAINED EARNINGS - End of year	$40,969	$27,199	$32,802	$9,184

See notes to consolidated financial statements.

VECTREN FUELS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended December 31,		For the six months ended June 30,
	2012	2013	2013	2014
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,183)	$(13,668)	$(8,330)	$(18,002)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	42,226	51,376	24,230	30,199
Loss on sale of property and equipment	114	113		32,209
Deferred income taxes	4,232	1,160
Other noncash charges - net	701	884	163	1,116
Changes in operating assets and liabilities:
Accounts receivable	6,334	(5,347)	(12,722)	(381)
Accounts receivable from affiliate	3,368	261
Advance royalties	1,486	1,288	(482)	442
Coal inventory	(12,350)	(772)	2,085	(14,222)
Material and supplies inventory	(473)	(909)
Prepaid expenses and other current assets	(2,227)	1,917	(1,601)	931
Income tax receivable	573	(582)
Accounts payable	(3,789)	5,933	639	(2,588)
Payables to affiliates	(66)	50	34	213
Accrued expenses	231	(1,754)	(896)	2,826
Accrued taxes	275	(192)	(46)	9,184
Asset retirement obligation	(174)	(82)
Other			(162)	(745)
Net cash provided by operating activities	38,278	39,676	2,912	41,182
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	80	215	100	300
Purchase of property and equipment	(63,942)	(46,242)	(20,820)	(32,002)
Collection of notes receivable from affiliate	130,407	47,371
Notes receivable from affiliate	(130,666)	(102,848)
Net cash used in investing activities	(64,121)	(101,504)	(20,720)	(31,702)
CASH FLOWS FROM FINANCING ACTIVITIES
Equity from parent			20	9,502
Principal payments on notes payable to affiliate	(80,018)	(95,577)		(47,002)
Borrowings on notes payable to affiliate	127,382	155,617	16,838	28,608
Distributions to parent	(19,250)	(346)
Other			(528)	(43)
Net cash provided by(used in) financing activities	28,114	59,694	16,330	(8,935)
NET INCREASE (DECREASE) IN CASH	2,271	(2,134)	(1,478)	545
CASH - Beginning of year	171	2,442	2,442	308
CASH - End of year	$2,442	$308	$964	$853
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest	$11,726	$10,261	$5,036	$5,922
Income taxes	$(12,184)	$(14,765)	$(6,418)	$(3,544)
Non cash disclosures:
Capital expenditures included in accounts payable	$3,456	$5,193	$1,453	$3,214
Additions to mining property related to asset retirement obligation		$1,257	$1,257

See notes to consolidated financial statements.

VECTREN FUELS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013 AND FOR THE UNAUDITED SIX MONTHS ENDED JUNE 30, 2014
(In thousands)

1.      ORGANIZATION AND NATURE OF BUSINESS

Vectren Fuels, Inc.  (Company or Vectren Fuels) is a wholly owned subsidiary of Vectren Enterprises, Inc., a wholly owned subsidiary of Vectren Corporation (Parent).  The Company has a 99% interest in SFI Coal Sales, LLC, which has a 100% interest in Prosperity Mine, LLC (PM, LLC), Oaktown Fuels Mine No.1, LLC, Oaktown Fuels Mine No.2, LLC and Cypress Creek Mine, LLC (CCM, LLC).

The Company provides coal and related services to Southern Indiana Gas and Electric Co. (SIGECO), d/b/a Vectren Energy Delivery of Indiana, Inc., an affiliated entity, and other customers.

CCM, LLC was formed in December 1997 and mined, processed, marketed, and shipped coal from the Illinois Basin.  CCM, LLC ceased mining operations during 2010, has completed the reclamation phase and is awaiting bond release from the Indiana Department of Natural Resources, which is expected in 2015.

PM, LLC was formed in February 1998 and mines, processes, markets, and ships coal from the Illinois Basin.  Coal production began in April 2001.

Oaktown Fuels Mine No.1, LLC and Oaktown Fuels Mine No.2, LLC were formed in October 2006 to mine, process, market, and ship coal from the Illinois Basin.  Coal production at Oaktown Fuels Mine No.1, LLC began during the first quarter of 2010.  Coal production at Oaktown Fuels Mine No.2, LLC began during the second quarter of 2013.

Unaudited Interim Financial Statements – The accompanying interim Consolidated Balance Sheet as of June 30, 2014, the Consolidated Statements of Income for the six months ended June 30, 2013 and June 30, 2014, the Consolidated Statements of Cash Flows for the six months ended June 30, 2013 and June 30, 2014, and the related interim information contain within the Notes to the Consolidated Financial Statements are unaudited.  In our opinion, the unaudited interim Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and included all adjustments necessary for fair presentation.  All adjustments made to the unaudited interim Consolidated Financial Statements are of a normal and recurring nature except for those discussed in Note 14.  The results of the interim period presented here are not necessarily indicative of the results for the year ending December 31, 2014.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation -The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.  All numbers in the consolidated financial statements are in thousands, unless otherwise denoted.

Concentration of Credit Risk -Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable.  At times, such cash in financial institutions is in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.  The Company maintains cash balances in one financial institution.  The balances are insured by the FDIC up to $250.

For the year ended December 31, 2012, the Company derived 93% of its revenue from five customers.  As of December 31, 2012, SIGECO had a balance representing 57% of the total accounts receivable and accounts receivable from affiliate balances.

For the year ended December 31, 2013, the Company derived 89% of its revenue from five customers.  As of December 31, 2013, SIGECO had a balance representing 41 % of the total accounts receivable and accounts receivable from affiliate balances.

Credit risk with respect to trade accounts receivable is minimized by reviewing customer credit history before extending credit and by monitoring customers' credit exposure on a continuing basis.  The Company establishes an allowance for possible losses on accounts receivable, when necessary, based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

Revenue Recognition -Consistent with coal supply agreements and per the stated shipping terms, revenue is recognized when risk of loss and title passes to the customer.  Customers do not have rights of return; however, coal supply agreements provide for price adjustments based on variations in quality characteristics of the coal.   Such pricing adjustments have been minor.

Materials and Supplies -Materials and supplies are valued at cost (first-in, first-out (FIFO)) and consist primarily of parts on hand needed for repairing and maintaining the Company's mining equipment.

Inventory -Coal inventory is valued using the lower of cost (last-in, first-out (LIFO)) method or market.  Based on the average cost of coal mined during 2012 and 2013, the current replacement cost was above LIFO cost at December 31, 2012 and 2013, by approximately $683 and $469, respectively.   In-place coal contracts contain sufficient value to exceed current LIFO cost.

Inventory consisted of the following:

	December 31,	December 31,	June 30,
	2012	2013	2014
Inventory:			(Unaudited)
Finished coal	$19,467	$15,573	$27,775
In-pit coal	5,933	10,599	12,620
	$25,400	$26,172	$40,395

Advance Royalties -The Company pays royalties to certain landowners for the right to perform mining activities.  Funds advanced to landowners are amortized as the coal is mined based on the contractual terms of the royalty agreement.  The Company also accrues and pays other royalties based on tonnages sold.

Property, Equipment, Depreciation -Property and equipment purchased by or constructed for the Company are stated at cost.   Provisions for depreciation of property and equipment are computed on the straight-line method over the estimated useful life of the depreciable assets.   Depletion of mining property and capitalized mine development costs are amortized by the units-of-production method over the estimated recoverable tonnage.  Amortization of mine development costs begins when a mine reaches the production phase of mining.  Maintenance and repairs are expensed as incurred.

Long-lived assets are evaluated as facts and circumstances indicate that the carrying amount may be impaired.  This impairment review involves the comparison of an asset's (or group of assets') carrying value to the estimated future cash flows the asset (or asset group) is expected to generate over the remaining life.  If this evaluation were to conclude that the carrying value may be impaired, an impairment charge would be recorded based on the difference between the carrying amount and its fair value (less costs to sell for assets to be disposed of by sale) as a charge to operations or discontinued operations.  There were no impairments related to long-lived assets during the periods presented.  During the year ended December 31, 2013, management identified a triggering event related to continued operating losses at PM, LLC, increased production costs as a result of various factors, including poor mining conditions, and an overall decline in market prices for Illinois Basin coal.  As a result the Company performed a more detailed analysis and determined the carrying value of PM, LLC long-lived assets are recoverable.  Specifically, several third party-prepared price curves were obtained and were used to develop revenue forecasts for the remainder of the mine life, using estimated production volumes.  Additionally, cost estimates were developed that considered prior actual costs, annualized current costs, and projected future costs.  The various revenue scenarios were used in conjunction with estimated costs to derive estimated net operating cash flows for the remaining life of the mine.  These estimates are highly subjective and may differ materially from actual results, but the results of the various analyses indicate that there is no impairment related to PM, LLC at December 31, 2013.

Income Taxes -The Company is included in the consolidated federal and state income tax returns of the Parent.  Under a tax allocation arrangement with the Parent, the Company computes its income tax provision (benefit) on a "stand-alone" basis and receives payment from or makes payment to the Parent for any tax benefits utilized by the consolidated group.

The liability method of accounting is used for income taxes under which deferred income taxes are recognized, at currently enacted income tax rates, to reflect the tax effect of temporary differences between the book and tax bases of assets and liabilities.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  There was no valuation allowance recorded at December 31, 2012 or 2013.

Asset Retirement Obligation -In connection with the Company's business, it is required to reclaim the sites at which it is conducting its coal mining activities once those activities have been completed.  The Company is also required to restore the site of the railroad it has installed for one of its mines.  The Company is accruing the fair value of its asset retirement obligations each period as the liability is incurred.  The fair value of that liability is measured based on an expected cash flow approach, discounted using a credit-adjusted risk-free rate.  Increases to the fair value of the liability, except for accretion due to the passage of time, are added to the carrying value of mining property.  Those increases are then reported in depreciation expense in the consolidated statements of income and retained earnings since increases in the fair value of the liability are expected to occur ratably over the estimated productive period of the mine activity.  If a change in timing or estimated expected cash flows results in a downward revision of the asset retirement obligation, then the undiscounted revised estimated of expected cash flows is discounted using the credit-adjusted risk-free rate in effect at the date of initial measurement and recognition of the original asset retirement obligation.

Fair Value of Financial Instruments -Due to their short maturities, carrying amounts approximate fair value for cash, accounts receivable, accounts payable, short-term borrowings, and other accrued liabilities.  The estimated fair value of long-term debt is based on borrowing rates currently available to the Company for loans with similar terms and maturities.  The fair value of long-term debt exceeds its carrying value by approximately $19,500 and $11,500, respectively, at December 31, 2012 and 2013.

Fair Value Measurements -The Financial Accounting Standards Board (FASB) guidance requires additional disclosures about the Company's financial assets and liabilities that are measured at fair value.  Assets and liabilities recorded at fair value in the consolidated statements of financial position are categorized based upon the level of judgment associated with the inputs used to measure their value.  Hierarchical levels, as defined by the FASB, are directly related to the amount of subjectivity associated with the inputs to fair valuations of assets and liabilities.

The Company does not have any material assets or liabilities recorded at fair value.

Use of Estimates -The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

3.       NOTES RECEIVABLE FROM AFFILIATE

The Company and each of its subsidiaries have an arrangement with Vectren Capital Corporation (Vectren Capital) whereby daily cash excesses or deficiencies are transferred between the Company and each subsidiary and Vectren Capital.  The notes provide for interest at the Parent's daily cost of funds rate.  Notes receivable reflect the excess cash balances held by Vectren Capital.  The Company had notes receivable from affiliate at December 31, 2012 and 2013, of $14,092 and $69,569, respectively.

4.       PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2012 and 2013 and June 30, 2014, consisted of the following:

	Cost
	2012	2013	2014
			(Unaudited)
Building	$38,888	$52,704	$52,977
Equipment	223,169	253,276	272,684
Mining property	10,295	10,495	9,667
Mining development cost	143,982	180,974	162,752
Mines development in process	27,505
Construction-in-process	13,832
Railroad equipment and property	23,303	23,288	23,288
Accumulated depreciation	(177,221)	(221,438)	(243,635)
	$303,753	$299,299	$277,733

Depreciation and amortization expense for the years ended December 31, 2012 and 2013 and for the six months ended June 30, 2014 were $42,226, $51,376 and $30,199, respectively.

5.       NOTES PAYABLE

Notes payable at December 31, 2012 and 2013 and June 30, 2014, consisted of the following:

	2012			2013			2014
	Current	Long-Term		Current	Long-Term		Current	Long-Term
							(Unaudited)
Notes payable to Vectren Capital, interest at Parent's daily cost of funds, which was 1.28% at December 31, 2013, collateralized by substantially all of the Company's assets, due on demand (A)	$56,634	$		$68,675	$		$92,210	$

Notes payable to Vectren Capital, 3.98% weighted average, interest only monthly, collateralized by real estate, mortgage, and substantially all of the company's assets, due at various dates from March 11, 2014 to March 11, 2019 (B)			197,000	12,000		233,000			220,000
	$56,634		$197,000	$80,675		$233,000	$92,210		$220,000

(A)	At December 31, 2013, the short-term borrowing limit on the credit facility was $238,000.

(B)	Consolidated maturities of long-term debt during the five years following 2013 are $12,000 in 2014, $70,000 in 2015, $88,000 in 2016, $65,000 in 2017 and $10,000 thereafter.

Interest capitalized as part of the mine development costs related to the development of Oaktown Fuels Mine No.2, LLC was $1,531 and $0 for 2012 and 2013, respectively.

6.      COMMITMENTS AND CONTINGENCIES

The Company has guaranteed five letters of credit at December 31, 2013.  The letters of credit total $9,739 and are related to mine closure reclamation.

At December 31, 2013, the Company has commitments to purchase mining property and equipment of approximately $15,850.

In the normal course of business, the Company is subject to regulation and examination by the Mine Safety and Health Administration (MSHA), the organization responsible for enforcement of compliance with MSHA standards as a means to eliminate mine-related accidents and injuries.  A significant increase in the frequency and scope of MSHA inspections continues generally.  Over the twelve month period ended December 31, 2013 and as a direct result of continued focus on safe work practices, citations issued by MSHA have decreased significantly.  While there has been a reduction in overall citations, on October 11, 2013, a Prosperity mine contract employee was fatally injured.  Additionally, on October 23, 2013 and October 29, 2013, there were a significant number of unwarrantable failure citations written at Prosperity mine.  Through the contract miner and consistent with past practice, the Company intends to fully evaluate the citations written.  The process of review, challenge and resolution of any assessment could be lengthy.  However, MSHA no longer is required to wait for final orders of citations before relying on those citations to place a mine on a Pattern of Violation (POV) status.  If in the future, Prosperity mine were placed on POV status, any future elevated citation written would result in the affected area of the mine being temporarily idled until the issue causing the citation is resolved.  While under POV status, citations written would result in more frequent downtime of portions or all of the mine, resulting in higher costs of production.  Following the receipt of a number of citations written in the fourth quarter of 2013, and in a continuing effort to address compliance with MSHA requirements, Prosperity is in the process of finalizing a Corrective Action Program (CAP) to be submitted to MSHA which includes a framework of meaningful measures to address the multiple citations, a change in mine management, increased management oversight in problem areas, increased manpower dedicated to these problem areas, and a timetable for achieving reductions.

7.       INCOME TAXES

The Parent files a consolidated income tax return in the U.S. federal jurisdiction and various states, which includes the provision of the Company.

From time to time, the Company may consider changes to filed positions that could change the liability for uncertain tax positions.  However, it is not expected that such changes would have a significant impact on earnings and would only affect the timing of payments to taxing authorities.  The Company accrues interest and penalties associated with unrecognized tax benefits in income taxes.  During the years ended December 31, 2012 and 2013, the Company was not required to recognize expense related to interest and penalties due to uncertain tax positions.  Any uncertain tax positions taken by the Parent related to the Company's operations are not significant.

The components of the income tax benefit for the years ended December 31, 2012 and 2013 are as follows:

	2012	2013
Current:
Federal	$(9,505)	$(12,501)
State	(2,344)	(2,893)
	(11,849)	(15,394)
Deferred:
Federal	3,666	1,044
State	566	163
	4,232	1,207
Income tax benefit	$(7,617)	$(14,187)

Net deferred tax assets (liabilities) at December 31, 2012 and 2013, consisted of the following:

	2012	2013
Deferred tax assets:
Mine reclamation	$1,227	$1,646
Property tax	273	235
Prepaid expenses	74	74
Total deferred tax asset	1,574	1,955

Deferred tax liabilities:
Property and equipment	(41,995)	(43,536)
Prepaid expenses
Total deferred tax liability	(41,995)	(43,536)
Total net deferred tax liability	$(40,421)	$(41,581)

A reconciliation of taxes at the federal statutory rate to the Company's tax provision and effective income tax rate are as follows:

	2012		2013
Federal taxes at statutory amount	$(3,401)	(35.00)%	$(9,657)	(35.00)%
State taxes	(802)	(8.25)	(2,138)	(7.75)
Effect of:
Depletion	(4,047)	(42.00)	(3,498)	(13.00)
Federal tax effect of state accruals	281	3.00	748	3.00
Mine Safety & Health Administration penalties	304	3.00	271	1.00
Other differences	48		87
	$(7,617)	(79.25)%	$(14,187)	(51.75)%

8.        ASSET RETIREMENT OBLIGATION

 Activity in the asset retirement obligation account for the years ended December 31, 2012 and 2013 and for the six months ended June 30, 2014, was as follows:

	2012	2013	2014
			(Unaudited)
Beginning balance	$9,640	$10,017	$11,826
Revisions in estimated cash flows		1,257
Accretion due to passage of time	551	634	331
Liabilities settled	(174)	(82)	(12)
Ending balance	$10,017	$11,826	$12,145

 During the year ended December 31, 2013, the Company revised its accounting estimate related to its asset retirement obligation at PM, LLC and Oaktown Fuels Mine No.1, LLC due to changes to the final reclamation plans.

9.       LONG-TERM SALES AGREEMENTS

The Company has various long-term sales agreements with SIGECO and other non-affiliated customers to provide specified quantities of coal over a term ranging from one to seven years.  Future contractual obligations for coal sales consist of the following and include reopener provisions (in tons):

	2014	2015	2016
Coal sales - SIGECO	$2,500	$2,000	$500
Coal sales - non-affiliated customers	4,000	4,500	1,500

10.     CONTRACT MINING

The Company utilizes the services of unrelated contract miners to mine its coal reserves.  The production agreements with the contract miners are for various terms with certain renewal options.  The contracts have termination clauses, which allow for penalties for early termination of the contracts.  Management evaluates the Company’s possibility of an accelerated payment if a termination clause was invoked at each balance sheet date and provides accruals for such as deemed necessary.  No accruals were deemed necessary at December 31, 2012 and 2013.  On July 1, 2014, Vectren announced that it had reached an agreement to sell Vectren Fuels, Inc. to Sunrise Coal, LLC a wholly owned subsidiary of Hallador Energy Company.  Due to this announcement, the Company accrued early termination penalty payments and included this amount in the impairment loss as disclosed in footnote 14 of the financial statements.

The contract miners are compensated on a cost plus basis and are eligible for incentive compensation if certain productivity targets are met or exceeded.  Contract mining expense for the years ended December 31, 2012 and 2013 was $160,975 and $204,111, respectively.

11.     LITIGATION

The Company and its contract miners are party to various legal proceedings, audits and reviews by Mine Safety and Health Administration and other government agencies arising in the normal course of business.  In the opinion of management, there are no legal proceedings, other regulatory or environmental reviews, or audits pending against the Company that are likely to have a material adverse effect on its financial position, results of operations or cash flows.

12.     EMPLOYEE INCENTIVE PLANS

The Company has various incentive and benefit plans including an annual incentive plan, executive incentive plan, nonqualified deferred compensation plan, and a 401(k) plan available to its employees and executives.

The 401 (k) plan is for all employees who are at least 18 years of age at hire date.  Employees may participate by contributing a percentage of their salaries, a portion (up to six percent) of which is matched by the Company.  The Company's match for the years ended December 31, 2012 and 2013, was $23 and $21, respectively.

The incentive plan is based primarily on the Company's performance measures related to earnings, quality, safety and customer satisfaction.

The Company also has a long-term executive incentive plan.  Under this plan, Parent stock is granted on January 1, of each plan year.  The vesting of those grants is contingent upon meeting total return and return on equity performance objectives of the Parent.  These grants vest at the end of a four-year period, with performance measured at the end of the third year.  Based on that performance, awards could double or could be entirely forfeited.

13.     RELATED PARTY TRANSACTIONS

The Company is related through common ownership to several other companies.  Transactions with those companies for the years ended December 31, 2012 and 2013, and for the six months ended June 30, 2014, were as follows:

	2012	2013	2014
			(Unaudited)
Sales	$115,507	$103,681	$68,595
Interest income	179	472	393
Interest expense	10,123	10,289	6,033
Rental expense	26	24	11

The accompanying consolidated balance sheets include the following related party amounts for the years ended December 31, 2012 and 2013, and for the six months ended June 30, 2014:

	2012	2013	2014
			(Unaudited)
Accounts receivable from affiliate	$8,109	$7,848	$6,475
Notes receivable from affiliate	14,092	69,569	64,511
Notes payable to affiliate	253,634	313,675	312,210
Payable to affiliates	902	952	1,180

14.     SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 20, 2014, noting no events that require consideration in the financial statements for 2013.  For unaudited, interim periods in 2014, the Company has evaluated subsequent events through August 29, 2014 and noted that on July 1, 2014, Vectren announced that it had reached an agreement to sell Vectren Fuels, Inc. to Sunrise Coal, LLC a wholly owned subsidiary of Hallador Energy Company.  The sales price is $296 million in cash, plus the change in working capital, as defined in the agreement, from December 31, 2013, until the transaction is closed.  At June 30, 2014, the Company recorded an impairment loss in other operating expenses of approximately $32 million, or $20 million after tax.

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